SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934




                                 Conductus, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    206784100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               September 11, 1998
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)

[X]     Rule 13d-1(c)

[ ]     Rule 13d-1(d)

                         (Continued on following pages)




                               Page 1 of 21 Pages
                       Exhibit Index Contained on Page 19

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 714006103                                               13 G                  Page 2 of 21 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Asset Management Associates 1984 ("AMA 84") 77-0019668
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             California Limited Partnership
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          499,731  shares,  except that AMC 84, the general  partner of AMA 84, and
            BENEFICIALLY                      Shoch,  Taylor and Johnson,  general partners of AMC 84, may be deemed to
           OWNED BY EACH                      have shared power to vote these shares.
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to item 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              499,731  shares,  except that AMC 84, the general  partner of AMA 84, and
                                              Shoch,  Taylor and Johnson,  general partners of AMC 84, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to item 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       499,731
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.6%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 714006103                                               13 G                  Page 3 of 21 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Asset Management Associates 1996, L.P. ("AMA 96") 94-3235823
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             California Limited Partnership
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          962,965  shares,  except that AMC 96, the general  partner of AMA 96, and
           BENEFICIALLY                       Shoch, Taylor,  Johnson,  Sanders, Kelly and Di Bona, general partners of
          OWNED BY EACH                       AMC 96, may be deemed to have shared power to vote these shares.
            REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED  VOTING  POWER
                                              See Response to Item 5 above.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              962,965  shares,  except that AMC 96, the general  partner of AMA 96, and
                                              Shoch, Taylor,  Johnson,  Sanders, Kelly and Di Bona, general partners of
                                              AMC 96, may be deemed to have shared power to dispose of these shares.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See Response to Item 7 above.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       962,965
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                     10.7%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 714006103                                               13 G                  Page 4 of 21 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      AMC Partners 84 ("AMC 84") 77-0019364
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             California Limited Partnership
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              499,731 shares,  all of which are directly owned by AMA 84. AMC 84 is the general  partner of AMA 84 and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              499,731 shares,  all of which are directly owned by AMA 84. AMC 84 is the general  partner  of AMA 84 and may be  deemed  to have  shared  power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                        449,731
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                             N/A                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                      5.6%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 714006103                                               13 G                  Page 5 of 21 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      AMC Partners 96, L.P. ("AMC 96") 77-0404873
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             California Limited Partnership
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              962,965 shares,  all of which are owned by AMA 96. AMC 96, is the general partner of AMA 96 and Shoch, Taylor, Johnson, Sanders, Kelly and Di Bona,
                                              general  partners of AMC 96, may be deemed to have  shared  power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              962,965 shares,  all of which are owned by AMA 96. AMC 96, is the general partner of AMA 96 and Shoch, Taylor, Johnson, Sanders, Kelly and Di Bona,
                                              general partners of AMC 96, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       962,965
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        10.7%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              PN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 714006103                                               13 G                  Page 6 of 21 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Asset Management Partners ("AMP") 94-2626026
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             California Limited Partnership
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          185,185  shares,  except that Johnson,  the general partner of AMP may be
           BENEFICIALLY                       deemed to have shared power to vote these shares.
          OWNED BY EACH
            REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See Response to Item 5 above.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              185,185  shares,  except that Johnson,  the general partner of AMP may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See Response to Item 7 above.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       185,185
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    2.0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 714006103                                               13 G                  Page 7 of 21 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      John Shoch ("Shoch") ###-##-####
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          34,812 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              1,111,115  shares, of which 148,150 and 962,965 are directly owned by AMA
                                              84 and AMA 96, respectively. Shoch is a general partner of AMC 84 and AMC
                                              96,  which are the general  partners of AMA 84 and AMA 96,  respectively, and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              34,812 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,111,115  shares, of which 148,150 and 962,965 are directly owned by AMA
                                              84 and AMA 96, respectively. Shoch is a general partner of AMC 84 and AMC
                                              96,  which are the general  partners of AMA 84 and AMA 96,  respectively, and may be deemed to have shared power to dispose of these shares
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,145,927
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                            N/A                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        12.7%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 714006103                                               13 G                  Page 8 of 21 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Craig Taylor ("Taylor") ###-##-####
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,000 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              1,111,115  shares, of which 148,150 and 962,965 are directly owned by AMA
                                              84 and AMA 96,  respectively.  Taylor is a general  partner of AMC 84 and
                                              AMC  96,  which  are  the  general   partners  of  AMA  84  and  AMA  96,
                                              respectively, and may be deemed to have shared power to vote these shares
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,000 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,111,115  shares, of which 148,150 and 962,965 are directly owned by AMA
                                              84 and AMA 96,  respectively.  Taylor is a general  partner of AMC 84 and
                                              AMC  96,  which  are  the  general   partners  of  AMA  84  and  AMA  96,
                                              respectively,  and may be deemed to have shared power to dispose of these shares
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,112,115
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                            N/A                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        12.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 714006103                                               13 G                  Page 9 of 21 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      W. Ferrell Sanders ("Sanders") ###-##-####
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              1,111,115  shares, of which 148,150 and 962,965 are directly owned by AMA
                                              84 and AMA 96,  respectively.  Sanders is a general partner of AMC 84 and
                                              AMC  96,  which  are  the  general   partners  of  AMA  84  and  AMA  96,
                                              respectively,  and may be  deemed  to have  shared  power  to vote  these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,111,115  shares, of which 148,150 and 962,965 are directly owned by AMA
                                              84 and AMA 96,  respectively.  Sanders is a general partner of AMC 84 and
                                              AMC  96,  which  are  the  general   partners  of  AMA  84  and  AMA  96,
                                              respectively,  and may be deemed to have shared power to dispose of these shares
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,111,115
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                            N/A                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    12.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 714006103                                               13 G                  Page 10 of 21 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Douglas E. Kelly ("Kelly") ###-##-####
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              1,111,115  shares, of which 148,150 and 962,965 are directly owned by AMA
                                              84 and AMA 96, respectively. Kelly is a general partner of AMC 84 and AMC
                                              96,  which are the general  partners of AMA 84 and AMA 96,  respectively, and may be deemed to have shared power to vote these shares
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,111,115  shares, of which 148,150 and 962,965 are directly owned by AMA
                                              84 and AMA 96, respectively. Kelly is a general partner of AMC 84 and AMC
                                              96,  which are the general  partners of AMA 84 and AMA 96,  respectively, and may be deemed to have shared power to dispose of these shares
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,111,115
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                            N/A                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    12.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 714006103                                               13 G                  Page 11 of 21 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Tony Di Bona ("Di Bona") ###-##-####
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Australia
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          8,100 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              1,111,115  shares, of which 148,150 and 962,965 are directly owned by AMA
                                              84 and AMA 96,  respectively.  Di Bona is a general partner of AMC 84 and
                                              AMC  96,  which  are  the  general   partners  of  AMA  84  and  AMA  96,
                                              respectively, and may be deemed to have shared power to vote these shares
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              8,100 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,111,115  shares, of which 148,150 and 962,965 are directly owned by AMA
                                              84 and AMA 96, respectively. Shoch is a general partner of AMC 84 and AMC
                                              96,  which are the general  partners of AMA 84 and AMA 96,  respectively, and may be deemed to have shared power to dispose of these shares
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,119,215
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                            N/A                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    12.5%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 714006103                                               13 G                  Page 12 of 21 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Franklin P. Johnson, Jr. ("Johnson") ###-##-####
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]         (b) [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares.
           BENEFICIALLY
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              1,296,300  shares,  of which  148,150,  185,185 and 962,965 are  directly owned  by AMA 84,  AMP and AMA 96,  respectively.  Johnson  is a  general partner of AMC 84, the general partner of AMA 84, respectively, a general partner of AMC 96, the general  partner of AMA 96 and the general partner of AMP and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,296,300  shares,  of which  148,150,  185,185 and 962,965 are  directly owned  by AMA 84,  AMP and AMA 96,  respectively.  Johnson  is a  general partner of AMC 84, the general partner of AMA 84, respectively, a general partner of AMC 96, the general  partner of AMA 96 and the general partner of AMP and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,296,300
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                            N/A                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                        14.4%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                     of 21 Pages


ITEM 1(A).        NAME OF ISSUER

                  Conductus, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  969 West Maude Avenue
                  Sunnyvale, CA  94086

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Asset Management Associates 1984 ("AMA 84"), Asset Management Associates 1996, L.P. ("AMA 96"), Asset Management Partners ("AMP"), AMC Partners 84 ("AMC 84"), AMC Partners 96, L.P. ("AMC 96"), John Shoch ("Shoch"), Craig Taylor ("Taylor"), Franklin P. Johnson, Jr. ("Johnson"), W. Ferrell Sanders ("Sanders"), Douglas E. Kelly ("Kelly"), and Tony Di Bona ("Di Bona"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  AMC 84 is the general partner of AMA 84, and Shoch, Taylor and Johnson are general partners of AMC 84. AMC 84, Shoch, Taylor and Johnson may be deemed to have indirect beneficial ownership of shares of the issuer owned directly by AMA 84. AMC 96 is the general partner of AMA 96, and Shoch, Taylor, Johnson, Sanders, Kelly and Di Bona are general partners of AMC 96. AMC 96, Shoch, Taylor, Johnson, Sanders, Kelly and Di Bona may be deemed to have indirect beneficial ownership of shares of the issuer owned directly by AMA 96. Johnson is a managing partner of AMP, and may be deemed to have indirect beneficial ownership of the shares of issuer directly owned by AMP.

                  AMC 84, Shoch, Taylor and Johnson hereby disclaim beneficial ownership of shares of issuer directly owned by AMA 84 except to the extent of any indirect pecuniary interest therein. AMC 96, Shoch, Taylor, Johnson, Sanders, Kelly and Di Bona hereby disclaim beneficial ownership of shares of issuer directly owned by AMA 96 except to the extent of any indirect pecuniary interest therein. Johnson hereby disclaims beneficial ownership of the shares held by AMP except to the extent of any indirect pecuniary interest therein.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Asset Management Associates, Inc.
                  2275 E. Bayshore Road #150
                  Palo Alto, CA  94303
                                                                     of 21 Pages

ITEM 2(C)         CITIZENSHIP

                  AMA 84 is a California limited partnership, AMA 96 is a California limited partnership, AMC 84 is a California limited partnership, AMC 96 is a California limited partnership, AMP is a California limited partnership, and Shoch, Taylor, Johnson, Sanders and Kelly are all United States citizens, Di Bona is an Australian citizen.

ITEM 2(D) AND (E). TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 206784100
                                                                     of 21 Pages

ITEM 3.  Not Applicable

ITEM 4.  OWNERSHIP

            (a) Amount beneficially owned:

                See Row 9 of cover page for each Reporting Person.

            (b) Percent of Class:

                See Row 11 of cover page for each Reporting Person.

            (c) Number of shares as to which such person has:

                   (i)  Sole power to vote or to direct the vote:

                        See Row 5 of cover page for each Reporting  Person.

                   (ii) Shared power to vote or to direct the vote:

                        See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of:

                        See Row 7 of cover page for each Reporting Person.

                   (iv) Shared power to dispose or to direct the disposition of:

                        See Row 8 of cover page for each Reporting Person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Under certain circumstances set forth in the limited partnership agreements of AMA 84, AMC 84, AMA 96, AMC 96, and AMP, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

                                                                     of 21 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10. CERTIFICATION.

         Not applicable
                                                                     of 21 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  ___________, 1998


                                      ASSET MANAGEMENT ASSOCIATES 1984
                                      By:  AMC Partners 84


                                      By:  /s/ John Shoch
                                           ---------------------------
                                           John Shoch, General Partner


                                      ASSET MANAGEMENT ASSOCIATES 1996
                                      By:  AMC Partners 96, L.P.


                                      By:  /s/ John Shoch
                                           ---------------------------
                                           John Shoch, General Partner


                                      AMC PARTNERS 84



                                      By:  /s/ John Shoch
                                           ---------------------------
                                           John Shoch, General Partner


                                      AMC PARTNERS 96, L.P.



                                      By:  /s/ John Shoch
                                           ---------------------------
                                           John Shoch, General Partner
                                                                     of 21 Pages

                                   ASSET MANAGEMENT PARTNERS



                                   By: /s/ Franklin P. Johnson, Jr.
                                       -----------------------------------------
                                       Franklin P. Johnson, Jr., General Partner


                                   /s/ John Shoch
                                   ---------------------------------------------
                                   JOHN SHOCH


                                   /s/ Craig Taylor
                                   ---------------------------------------------
                                   CRAIG TAYLOR


                                   /s/ Franklin P. Johnson, Jr.
                                   ---------------------------------------------
                                   FRANKLIN P. JOHNSON, JR.


                                   /s/ W. Ferrell Sanders
                                   ---------------------------------------------
                                   W. FERRELL SANDERS


                                   /s/ Douglas E. Kelly
                                   ---------------------------------------------
                                   DOUGLAS E. KELLY


                                   /s/ Tony Di Bona
                                   ---------------------------------------------
                                   TONY DI BONA
                                                                     of 21 Pages


                                  EXHIBIT INDEX


                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------

Exhibit A:  Agreement of Joint Filing                            Page 20 -21
                                                                     of 21 Pages



                                    EXHIBIT A



                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Conductus, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

         Executed this _____ day of _____________, 1998.

                                 ASSET MANAGEMENT ASSOCIATES 1984
                                 By:  AMC Partners 84


                                 By:  /s/ John Shoch
                                      ---------------------------
                                      John Shoch, General Partner


                                 ASSET MANAGEMENT ASSOCIATES 1996
                                 By:  AMC Partners 96, L.P.


                                 By:  /s/ John Shoch
                                      ---------------------------
                                      John Shoch, General Partner


                                 AMC PARTNERS 84



                                 By:  /s/ John Shoch
                                      ---------------------------
                                      John Shoch, General Partner


                                 AMC PARTNERS 96, L.P.



                                 By:  /s/ John Shoch
                                      ---------------------------
                                      John Shoch, General Partner
                                                                     of 21 Pages

                                 ASSET MANAGEMENT PARTNERS



                                 By:  /s/ Franklin P. Johnson, Jr.
                                      -----------------------------------------
                                      Franklin P. Johnson, Jr., General Partner


                                   /s/ John Shoch
                                   ---------------------------------------------
                                   JOHN SHOCH


                                   /s/ Craig Taylor
                                   ---------------------------------------------
                                   CRAIG TAYLOR


                                   /s/ Franklin P. Johnson, Jr.
                                   ---------------------------------------------
                                   FRANKLIN P. JOHNSON, JR.


                                   /s/ W. Ferrell Sanders
                                   ---------------------------------------------
                                   W. FERRELL SANDERS


                                   /s/ Douglas E. Kelly
                                   ---------------------------------------------
                                   DOUGLAS E. KELLY


                                   /s/ Tony Di Bona
                                   ---------------------------------------------
                                   TONY DI BONA